AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This Amendment to the Investment Advisory Agreement dated as of December 31, 2011 (the “Effective Date”) amends the Investment Advisory Agreement dated April 1, 2002, as amended (the “Agreement”) by and between Wilshire Associates Incorporated (the “Adviser”) and Wilshire Mutual Funds, Inc. (the “Company”).

WHEREAS, the Adviser currently furnishes investment advisory services under the Agreement for the Large Company Growth Portfolio, Large Company Value Portfolio, Small Company Growth Portfolio, Small Company Value Portfolio, Wilshire 5000 Index Fund, and Wilshire Large Cap Core Plus Fund (each a “Portfolio,” and collectively, the “Portfolios”) of the Company; and

WHEREAS, Adviser desires to amend the Agreement to add a breakpoint to the Fee Schedule with respect to the advisory services provided to each Portfolio;

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1.           Effective upon the Effective Date, the Fee Schedule of the Agreement shall be deleted in its entirety and replaced by the Fee Schedule attached hereto.

2.           Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the undersigned have executed this Amendment as of the date and year first above written.

WILSHIRE ASSOCIATES INCORPORATED	WILSHIRE MUTUAL FUNDS, INC.

By:	By:

Name:	Name:

Title:	Title:

FEE SCHEDULE

The Company shall pay Adviser, with respect to each Portfolio each calendar month during the term of this Agreement, a fee based on the average daily net assets of each Portfolio, at the following annual rate:

	Rate on First $1 Billion	Rate After $1 Billion
Wilshire 5000 Index Fund	0.10%	0.07%
Wilshire Large Cap Core Plus Fund	1.00%	0.90%
Large Company Growth Portfolio	0.75%	0.65%
Large Company Value Portfolio	0.75%	0.65%
Small Company Growth Portfolio	0.85%	0.75%
Small Company Value Portfolio	0.85%	0.75%

Adviser’s fee shall be accrued daily at 1/365th of the annual rate set forth above.  For the purpose of accruing compensation, the net assets of each Portfolio will be determined in the manner and on the dates set forth in the current prospectus of the Company with respect to each Fund Portfolio and, and on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined.  Upon the termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rata basis through the date of termination and paid within thirty business days of the date of termination.

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